UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) September 29, 2017 (September 26, 2017)
BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)
New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)
(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)
[]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 26, 2017, the board of directors (the “BD Board”) of Becton, Dickinson and Company (“BD”) elected Timothy M. Ring, Chairman and Chief Executive Officer of C.R. Bard, Inc. (“Bard”), and David F. Melcher, a member of Bard’s board of directors, to the BD Board. Mr. Ring was appointed a member of the Science, Marketing, Innovation and Technology Committee of the BD Board, and Mr. Melcher was appointed a member of both the Audit Committee and the Compensation and Management Development Committee of the BD Board. The elections of Messrs. Ring and Melcher were made pursuant to the Agreement and Plan of Merger dated April 23, 2017 (the “Merger Agreement”) among Bard, BD and Lambda Corp., pursuant to which Lambda Corp. would merge with and into Bard (the “Merger”), with Bard surviving as a wholly-owned subsidiary of BD. The Merger Agreement provides that, at the closing of the Merger, the BD Board shall have elected to the BD Board two members of the Bard board of directors (one of whom would be the chairman of the Bard board of directors). In connection with these elections, the BD Board expanded its size from thirteen to fifteen members. Both the expansion of the BD Board and the elections of Mr. Ring and Mr. Melcher are subject to, and will become effective upon, the completion of the transactions contemplated in the Merger Agreement, which is expected to occur in the fall of 2017, subject to regulatory and Bard shareholder approvals and customary closing conditions.
The BD Board has determined that each of Mr. Ring and Mr. Melcher is independent under the rules of the New York Stock Exchange and the independence guidelines contained in BD’s Corporate Governance Principles. Messrs. Ring and Melcher will be entitled to receive compensation for their service as non-management members of the BD Board, which is described under the caption “Non-Management Directors’ Compensation” in BD’s proxy statement relating to its 2017 Annual Meeting of Shareholders. In connection with their appointments, Messrs. Ring and Melcher will each receive a grant of restricted stock units, which will be prorated from the effective date of their elections.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Senior Vice President and Corporate Secretary
Date: September 29, 2017